Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Alamo Group Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Alamo Group Inc. of our report dated March 14, 2011, with respect to the consolidated balance sheets of Alamo Group Inc. as of December 31, 2009 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Alamo Group Inc.

Our report on the financial statements refers to the Company’s adoption of FASB ASC Topic 805, Business Combinations, as of January 1, 2009.

/s/KPMG LLP

San Antonio, Texas

June 6, 2011